Exhibit 99.1

PRESS RELEASE

For additional information contact:

Terence R. Rogers

EVP and CFO

Ryerson Inc

773-788-3720

terence.rogers@ryerson.com

FOR IMMEDIATE RELEASE

RYERSON CONTINUES SOUTHWEST EXPANSION

BY ACQUIRING SFI-GRAY STEEL INC.

Chicago, IL – August 5, 2010 — Ryerson Inc., a leading distributor and processor of metals in North America, announced today that it has acquired SFI-Gray Steel Inc. (SFI-Gray), a steel plate processor based in Houston, Texas. Terms of the transaction were not announced.

“This acquisition represents another step in Ryerson’s ongoing initiative to expand our product and service offering in this important market. We believe that Texas and the Southwest U.S. will continue to grow at an attractive rate and we are excited about the opportunity to increase our presence there,” said Matthias Heilmann, Ryerson’s Chief Operating Officer.

SFI-Gray is a precision flame-cutting company specializing in the cutting of carbon and alloy steel plate. The company serves various markets including oil and gas as well as a variety of industrial applications. SFI-Gray was founded in 1992 when Steel Flamecutting and Gray Steel merged.

“We are excited about the acquisition of SFI-Gray,” added Phil Wylie, President of Ryerson’s Southwest Region. “The business serves a diverse customer base and maintains an excellent mix of unique value-added processing capabilities. SFI also has a talented group of committed employees and great relationships with its vendors. Our strategic intention will be to invest in and grow the business in both the near- and long-term.”

# # #

About Ryerson

Ryerson Inc., a Platinum Equity company, is a leading distributor and processor of metals in North America. The Company services customers through a network of service centers across the United States, Canada, Mexico and China.